EXHIBIT 99.3

Unaudited condensed combined pro forma statement of operations for the three months ended March 31, 2009; and unaudited condensed combined pro forma balance sheet as of March 31, 2009.

UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2009		Pro Forma Adjusted
	OneUp Innovations, Inc.	Remark Enterprises, Inc	Combined Totals	Pro Forma Adjustments	Consolidated Totals

NET SALES	$2,848	$–	$2,848	–	$2,848
COST OF GOODS SOLD	1,962		1,962		1,962
Gross profit	886	–	886	–	886

Operating expenses:
Advertising and promotion	213		213		213
Other Selling and Marketing	322		322		322
General and Administrative	377		377		377
Depreciation	76		76		76
Total operating expenses	988	–	988	–	988
Operating income (loss)	(102)	–	(102)	–	(102)
Other income (expense)	(61)		(61		(61
Income (loss) before income taxes	(163)	–	(163)	–	(163)
Provision for income taxes	–	–	–	–	–
Net income (loss)	$(163)	$–	$(163)	–	$(163)
Earnings (loss) per share:
Basic	$(0.00)	$0.00	$(0.00)		$(0.00)
Diluted	$(0.00)	$0.00	$(0.00)		$(0.00)
Weighted average shares outstanding:
Basic	45,000	5,000	50,000		50,000

Diluted	45,000	5,000	50,000		50,000

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AS OF MARCH 31, 2009
 (In thousands)

						Pro Forma Adjusted
	OneUp Innovations, Inc.	Remark Enterprises, Inc.		Combined Total	Pro Forma Adjustments	Consolidated Totals
Assets:
Current assets:
Cash and cash equivalents	$116	$		$116		$116
Accounts receivable	441			441		441
Inventories	1,059			1,059		1,059
Prepaid expenses	31			31		31
Total current assets	1,647			1,647		1,647

Net property and equipment	1,133			1,133		1,133
Other assets	31			31		31
Total assets	$2,811		$–	$2,811	–	$2,811
Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$1,892	$		$1,892		$1,892
Accrued compensation	80			80		80
Accrued expenses and interest	213			213		213
Revolving line of credit	386			386		386
Short-term note payable	134			134		134
Current portion of long-term debt	148			148		148
Credit card advance	102			102		102
Total current liabilities	2,955		–	2,955	–	2,955
Long-term liabilities:
Note payable – equipment	87			87		87
Leases payable	249			249		249
Notes payable – related party	826			826		826
Unsecured lines of credit	122			122		122
Deferred rent payable	361			361		361
Less: current portion of long-term debt	(148)			(148		(148
Total long-term liabilities	1,497		–	1,497	–	1,497
Total Liabilities	4,452		–	4,452	–	4,452
Commitments and contingencies
Stockholders’ equity:

Common stock and paid-in capital	600		10	610		610
Accumulated deficit	(2,241)		(10)	(2,251)		(2,251)
Total stockholders’ equity (deficit)	(1,641)		–	(1,641	–	(1,641)
Total liabilities and stockholders’ equity	$2,811		$–	$2,811	–	$2,811